FOR IMMEDIATE RELEASE	New York, NY (July 26, 2012)

INTERPUBLIC ANNOUNCES SECOND QUARTER
AND FIRST HALF 2012 RESULTS

•	Second quarter diluted earnings per share was $0.22, a 16% increase from a year ago
•	Organic revenue growth in the second quarter driven by high growth international markets, marketing services and digital capabilities
•	Second quarter operating income of $176.4 million, an operating margin of 10.3%

Summary

•	Revenue
o
Second quarter 2012 revenue was $1.72 billion, which includes an organic revenue increase of 0.8% compared to the prior-year period, consisting of an organic revenue increase of 6.0% internationally and an organic revenue decrease of 3.2% in the U.S., reflecting significant impact of 2011 account losses.

o	First half 2012 revenue was $3.22 billion, with an organic revenue increase of 1.7% compared to the prior-year period, driven by high growth geographic markets, digital and marketing services.

•	Operating Results
o
Operating income in the second quarter of 2012 was $176.4 million, compared to operating income of $174.0 million in 2011.  Operating margin was 10.3% for the second quarter of 2012, compared to 10.0% in 2011.

o
For the first half of 2012, operating income was $137.0 million, compared to operating income of $128.7 million in 2011.  Operating margin was 4.3% for the first half of 2012, compared to 4.0% for the first half of 2011.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

•	Net Results
o
Second quarter 2012 net income available to IPG common stockholders was $99.0 million, resulting in earnings of $0.23 per basic and $0.22 per diluted share. This compares to net income available to IPG common stockholders a year ago of $101.7 million, or $0.21 per basic and $0.19 per diluted share.

o
First half 2012 net income available to IPG common stockholders was $53.1 million, resulting in earnings of $0.12 per basic and diluted share. This compares to net income available to IPG common stockholders a year ago of $53.6 million, resulting in earnings of $0.11 per basic and diluted share.

“Our organic revenue growth, which was 0.8% in the second quarter and 1.7% in the first half, reflects strength in high-growth international markets, digital and marketing services, as well as revenue headwinds that we’d previously indentified. Once again, we demonstrated the ability to effectively manage the business so as to improve profitability, despite these headwinds,” said Michael I. Roth, Interpublic Chairman and CEO.  “The global economic situation remains uncertain, which will require vigilance as we move through the balance of the year. We are nonetheless targeting stronger growth in the second half, in order to achieve our full year 2012 objective of 3% organic revenue growth. With respect to operating margin, our objective remains to deliver 50 basis points or better of improvement this year. We also remain committed to investing in growth drivers for our business, returning capital to our owners and further enhancing shareholder value.”

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

Operating Results

Revenue
Revenue of $1.72 billion in the second quarter of 2012 decreased 1.4% compared with the same period in 2011. During the quarter, the effect of foreign currency translation was negative 2.8%, the impact of net acquisitions was positive 0.6%, and the resulting organic revenue increase was 0.8%.

Revenue of $3.22 billion in the first half of 2012 increased 0.2% compared to the first half of 2011.  During the first half of 2012, the effect of foreign currency translation was negative 2.1%, the impact of net acquisitions was positive 0.6%, and the resulting organic revenue increase was 1.7%.

Operating Expenses
During the second quarter of 2012, salaries and related expenses were $1.09 billion, a decrease of 0.6% compared to the same period in 2011. After adjusting for currency effects and the impact of net acquisitions, salaries and related expenses increased 1.6% organically.

During the first half of 2012, salaries and related expenses were $2.19 billion, an increase of 0.8% compared to the same period in 2011.  After adjusting for currency effects and the impact of net acquisitions, salaries and related expenses increased 2.1% organically.

Staff cost ratio, which is total salaries and related expenses as a percentage of total revenue, was 63.5% in the second quarter of 2012 compared to 62.9% in the same period in 2011, and was 68.1% in the first half of 2012 compared to 67.7% in the same period in 2011.

During the second quarter of 2012, office and general expenses were $450.4 million, a decrease of 4.4% compared to the same period in 2011.  After adjusting for currency effects and the impact of net acquisitions, office and general expenses decreased 2.3% organically.

During the first half of 2012, office and general expenses were $891.7 million, a decrease of 2.1% compared to the same period in 2011.  After adjusting for currency effects and the impact of net acquisitions, office and general expenses decreased 0.9% organically.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

Non-Operating Results and Tax
Net interest expense of $26.0 million increased by $2.6 million in the second quarter of 2012 compared to the same period in 2011.  For the first half of 2012, net interest expense of $50.6 million increased by $3.6 million compared to the same period in 2011.

Other income, net was $4.7 million and $3.4 million for the second quarter and the first half of 2012, respectively.

The income tax provision in the second quarter of 2012 was $50.1 million on income before income taxes of $155.1 million, compared to a provision of $47.6 million on income before income taxes of $155.9 million in the same period in 2011.  The income tax provision in the first half of 2012 was $30.9 million on income before income taxes of $89.8 million, compared to a provision of $26.1 million on income before income taxes of $80.9 million in the same period in 2011. The effective income tax rate for the second quarter of 2012 was 32.3%, compared to 30.5% for the same period a year ago.  The effective income tax rate for the first half of 2012 was 34.4%, compared to 32.3% for the same period a year ago.

Balance Sheet
At June 30, 2012, cash, cash equivalents and marketable securities totaled $1.51 billion, compared to $2.32 billion at December 31, 2011 and $1.82 billion at June 30, 2011.  Total debt was $1.63 billion at June 30, 2012, compared to $1.77 billion at December 31, 2011.

In the second quarter of 2012, the company’s holdings in Facebook became restricted marketable securities as a result of Facebook’s initial public offering.  At June 30, 2012, the fair value of the company’s holdings in Facebook was $136.0 million, which was previously carried at a cost of $1.2 million.  This increase in value was recorded as an unrealized gain of $134.8 million in other comprehensive income.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

Share Repurchase Program and Common Stock Dividend
During the second quarter of 2012, the company repurchased 6.0 million shares of its common stock at an aggregate cost of $65.6 million and an average price of $10.92 per share.  During the first half of 2012, the company repurchased 11.0 million shares of its common stock at an aggregate cost of $118.1 million and an average price of $10.78 per share.  During the second quarter of 2012, the company declared and paid a common stock cash dividend of $0.06 per share, for a total of $26.1 million.

For more information concerning the company’s financial results, please refer to the accompanying slide presentation available on our website, www.interpublic.com.

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Huge, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNAGLOBAL, McCann, Momentum, MRM Worldwide, Octagon, R/GA, UM and Weber Shandwick. Leading domestic brands include Campbell Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe and Partners Company; Gotham Inc.; Hill Holliday; ID Media; Mullen and The Martin Agency. For more information, please visit www.interpublic.com.

# # #

Contact Information
Tom Cunningham (Press) (212) 704-1326	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements.  Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED SUMMARY OF EARNINGS
SECOND QUARTER REPORT 2012 AND 2011
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended June 30,
	2012	2011	Fav. (Unfav.) % Variance
Revenue:
United States	$950.9	$987.8	(3.7)%
International	764.8	752.9	1.6%
Total Revenue	1,715.7	1,740.7	(1.4)%

Operating Expenses:
Salaries and Related Expenses	1,088.9	1,095.7	0.6%
Office and General Expenses	450.4	471.0	4.4%
Total Operating Expenses	1,539.3	1,566.7	1.7%

Operating Income	176.4	174.0	1.4%
Operating Margin %	10.3%	10.0%

Expenses and Other Income:
Interest Expense	(32.7)	(33.1)
Interest Income	6.7	9.7
Other Income, Net	4.7	5.3
Total (Expenses) and Other Income	(21.3)	(18.1)

Income before Income Taxes	155.1	155.9
Provision for Income Taxes	50.1	47.6
Income of Consolidated Companies	105.0	108.3
Equity in Net Income of Unconsolidated Affiliates	0.5	0.6
Net Income	105.5	108.9
Net Income Attributable to Noncontrolling Interests	(3.6)	(4.3)
Net Income Attributable to IPG	101.9	104.6
Dividends on Preferred Stock	(2.9)	(2.9)
Net Income Available to IPG Common Stockholders	$99.0	$101.7

Earnings Per Share Available to IPG Common Stockholders: Basic	$0.23	$0.21
Diluted	$0.22	$0.19
Weighted-Average Number of Common Shares Outstanding: Basic Diluted	437.4 477.7	473.1 546.9
Dividends Declared Per Common Share	$0.06	$0.06
N/M – Not meanin
N/M – Not meaningful

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED SUMMARY OF EARNINGS
SECOND QUARTER REPORT 2012 AND 2011
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Six Months Ended June 30,
	2012	2011	Fav. (Unfav.) % Variance
Revenue:
United States	$1,830.6	$1,853.1	(1.2)%
International	1,391.9	1,362.4	2.2%
Total Revenue	3,222.5	3,215.5	0.2%

Operating Expenses:
Salaries and Related Expenses	2,193.8	2,175.8	(0.8)%
Office and General Expenses	891.7	911.0	2.1%
Total Operating Expenses	3,085.5	3,086.8	(0.0)%

Operating Income	137.0	128.7	6.4%
Operating Margin %	4.3%	4.0%

Expenses and Other Income:
Interest Expense	(65.3)	(65.0)
Interest Income	14.7	18.0
Other Income (Expense), Net	3.4	(0.8)
Total (Expenses) and Other Income	(47.2)	(47.8)

Income before Income Taxes	89.8	80.9
Provision for Income Taxes	30.9	26.1
Income of Consolidated Companies	58.9	54.8
Equity in Net Income of Unconsolidated Affiliates	0.9	0.9
Net Income	59.8	55.7
Net (Income) Loss Attributable to Noncontrolling Interests	(0.9)	3.7
Net Income Attributable to IPG	58.9	59.4
Dividends on Preferred Stock	(5.8)	(5.8)
Net Income Available to IPG Common Stockholders	$53.1	$53.6

Earnings Per Share Available to IPG Common Stockholders: Basic	$0.12	$0.11
Diluted	$0.12	$0.11
Weighted-Average Number of Common Shares Outstanding: Basic Diluted	437.5 459.7	474.6 515.6
Dividends Declared Per Common Share	$0.12	$0.12
N/M – Not

N/M – Not meaningful

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax